                                                                      EXHIBIT 99





                           McDermott-ETPM West, Inc.
                 and Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture


                         Combined Financial Statements
               for the Years Ended March 31, 1995, 1994 and 1993

                                    CONTENTS



Auditors' Report                                                                                           2

Combined Balance Sheet, March 31, 1995 and 1994                                                            4

Combined Statements of Income for the Three Years
    ended March 31, 1995                                                                                   6

Combined Statements of Owners' Equity for the Three Years
    ended March 31, 1995                                                                                   7

Combined Statements of Cash Flows for the Three Years
    ended March 31, 1995                                                                                   8

Notes to the Combined Financial Statements                                                                 9


                                Auditors' Report


To the Board of Directors
of J. Ray McDermott, S.A.



We have audited the accompanying combined balance sheet of the McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc. - McDermott International, Inc. Joint Venture as of March 31, 1995 and 1994 and the related combined statements of income, owners' equity and cash flows for each of the three years in the period ended March 31, 1995. These combined financial statements are the responsibility of the Joint Ventures' management. Our responsibility is to express an opinion on these combined financial statements based on our audits. We did not audit the combined financial statements of McDermott-ETPM West, Inc., which reflect total assets constituting 37% in 1995 and 39% in 1994 and total revenues constituting 49%, 43% and 49% in 1995, 1994 and 1993 of the related combined totals. Those statements were audited by other auditors, whose report has been furnished to us, and our opninion as it relates to the amounts included for McDermott-ETPM West, Inc., is based solely on the report of other auditors.

We conducted our audits in accordance with generally accepted auditing standards in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.

In our opinion, based on our audits and the report of other auditors, the combined financial statements, referred to above, present fairly, in all material respects, the combined financial position of McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc. - McDermott International, Inc. Joint Venture at March 31, 1995 and 1994 and the combined results of their operations and cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles in the United States of America.




The Hague,  April 28, 1995

KPMG Accountants N.V.

                         REPORT OF INDEPENDENT AUDITORS





The Board of Directors
J. Ray McDermott, S.A.


We have audited the combined balance sheet of McDermott - ETPM West, Inc. as of March 31, 1995 and 1994, and the related combined statements of income, common stock and other equity, and cash flows for each of the three years in the period ended March 31, 1995 (not presented separately herein). These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of McDermott - ETPM West, Inc. at March 31, 1995 and 1994, and the combined results of its operations and its cash flows for each of the three years in the period ended March 31, 1995, in conformity with generally accepted accounting principles.


                                                               ERNST & YOUNG LLP


New Orleans, Louisiana
April 28, 1995

                          McDermott - ETPM West, Inc.
                                      and
                      Heerema Offshore Construction Group
                     Inc. - McDermott International, Inc.
                                 Joint Venture


              Combined Balance Sheet as of March 31, 1995 and 1994

- -----------------------------------------------------------------------------------------------------------------
Assets                                                                1995                              1994
- -----------------------------------------------------------------------------------------------------------------
                                                                      (In thousands of U.S. Dollars)
Current assets:

 Cash and cash equivalents                                  $      232,244                     $      242,474
 Accounts receivable - trade                                        52,563                             46,827
 Accounts receivable - related parties                              20,841                             47,572
 Accounts receivable - other                                         5,596                              3,355
 Contracts in progress                                               3,658                             21,089
 Other current assets                                               10,507                              9,992
- -----------------------------------------------------------------------------------------------------------------
   Total current assets                                            325,409                            371,309
- -----------------------------------------------------------------------------------------------------------------
Fixed assets at cost                                               178,698                            149,445
 Less accumulated depreciation                                    (107,821)                           (71,032)
- -----------------------------------------------------------------------------------------------------------------
   Net fixed assets                                                 70,877                             78,413
- -----------------------------------------------------------------------------------------------------------------
Other assets                                                           130                                109
- -----------------------------------------------------------------------------------------------------------------
     TOTAL                                                  $      396,416                     $      449,831
=================================================================================================================

The accompanying notes are an integral part of these financial statements.

- -----------------------------------------------------------------------------------------------------------------
Liabilities and Owners' Equity                                        1995                               1994
- -----------------------------------------------------------------------------------------------------------------
                                                                          (In thousands of U.S. Dollars)
Current liabilities:

 Notes payable and current maturities
    of long-term debt                                       $       18,110                     $       27,747
 Accounts payable                                                   46,222                             81,074
 Accounts payable - related parties                                 35,663                             15,953
 Advance billings on contracts                                      65,456                             58,306
 Accrued drydocking and refurbishment costs                         35,872                             25,298
 Income taxes payable                                                9,392                              4,047
 Accrued liabilities - other                                        28,123                             42,525
- -----------------------------------------------------------------------------------------------------------------
   Total current liabilities                                       238,838                            254,950
- -----------------------------------------------------------------------------------------------------------------
Other liabilities                                                    7,671                              8,362
- -----------------------------------------------------------------------------------------------------------------
Pension liability                                                    1,958                              1,843
- -----------------------------------------------------------------------------------------------------------------
Long-term debt                                                      28,441                             31,887
- -----------------------------------------------------------------------------------------------------------------
Owners' equity:
 Common stock and capital contributions                             53,888                             53,883
 Retained earnings                                                  69,096                            128,098
 Currency translation adjustments                                   (3,476)                           (29,192)
- -----------------------------------------------------------------------------------------------------------------
   Total owners' equity                                            119,508                            152,789
- -----------------------------------------------------------------------------------------------------------------
     TOTAL                                                  $      396,416                     $      449,831
=================================================================================================================

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture

             Combined Statement of Income for the Three Years ended
                                 March 31, 1995


- -----------------------------------------------------------------------------------------------------------------
                                                             1995                   1994               1993
- -----------------------------------------------------------------------------------------------------------------
                                                                      (In thousands of U.S. Dollars)
Revenues                                             $      704,316          $    890,866      $    1,082,992
- -----------------------------------------------------------------------------------------------------------------
Costs and expenses:
  Costs of operations (before depreciation)                 538,973               617,764             790,809
  Depreciation                                               27,849                30,879              43,001
  Selling, general and administrative expenses               65,123                66,447              69,404
- -----------------------------------------------------------------------------------------------------------------
                                                            631,945               715,090             903,214
- -----------------------------------------------------------------------------------------------------------------
Operating income                                             72,371               175,776             179,778
- -----------------------------------------------------------------------------------------------------------------
Other income (expenses):
  Interest income                                            13,305                12,886              10,209
  Interest expense                                           (2,866)               (3,865)            (13,614)
  Foreign currency transaction gains (losses)                (2,537)                1,507              15,486
- -----------------------------------------------------------------------------------------------------------------
                                                              7,902                10,528              12,081
- -----------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                     80,273               186,304             191,859

Provision for income taxes                                   (7,226)               (6,284)              (3,003)
- -----------------------------------------------------------------------------------------------------------------
Net Income                                           $       73,047          $    180,020      $      188,856
=================================================================================================================

The accompanying notes are an integral part of these financial statements.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture

         Combined Statement of Owners' Equity for the Three Years ended
                                 March 31, 1995

- -----------------------------------------------------------------------------------------------------------------
                                               Common
                                             Stock and                             Currency
                                              Capital              Retained         Translation
                                           Contributions           Earnings          Adjustments        Total
- -----------------------------------------------------------------------------------------------------------------
                                                                (In thousands of U.S. Dollars)

Balance April 1, 1992                      $     164,636      $    (186,988)        $    3,610    $   (18,742)
- -----------------------------------------------------------------------------------------------------------------
Net Income                                                          188,856                           188,856
Repayment of capital                             (26,882)                                             (26,882)
Currency translation adjustments                                                       (20,964)       (20,964)
- -----------------------------------------------------------------------------------------------------------------
Balance March 31, 1993                           137,754              1,868            (17,354)       122,268
- -----------------------------------------------------------------------------------------------------------------
Net Income                                                          180,020                           180,020
Repayment of capital                             (83,871)                                             (83,871)
Distribution of profits                                             (53,790)                          (53,790)
Currency translation adjustments                                                       (11,838)       (11,838)
- -----------------------------------------------------------------------------------------------------------------
Balance March 31, 1994                            53,883            128,098            (29,192)       152,789
- -----------------------------------------------------------------------------------------------------------------
Net Income                                                           73,047                            73,047
Contribution of capital                                5                                                    5
Distribution of profits                                            (132,049)                         (132,049)
Currency translation adjustments                                                        25,716         25,716
- -----------------------------------------------------------------------------------------------------------------
Balance March 31, 1995                     $      53,888      $      69,096        $    (3,476)  $    119,508
=================================================================================================================

The accompanying notes are an integral part of these financial statements.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture

           Combined Statement of Cash Flows for the Three Years ended
                                 March 31, 1995

Increase (decrease) in cash and cash equivalents

- -----------------------------------------------------------------------------------------------------------------
                                                              1995                  1994                 1993
- -----------------------------------------------------------------------------------------------------------------
                                                                      (In thousands of U.S. Dollars)
Cash flows from operating activities:

Net Income                                           $      73,047        $      180,020        $     188,856
- -----------------------------------------------------------------------------------------------------------------
Adjustments to reconcile net income to
 net cash provided (used in) operating
 activities:
   Depreciation                                             27,849                30,879               43,001
Changes in assets and liabilities:
   Accounts receivable                                      24,054                70,416                5,107
   Net contracts in progress and
      advance billings                                      21,846                  (664)              17,451
   Accounts payable                                        (18,880)              (50,943)               7,517
   Other, net                                               (3,518)               17,044               26,399
- -----------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                  124,398               246,752              288,331
- -----------------------------------------------------------------------------------------------------------------
Cash flows from investing activities:
 Investment in fixed assets                                (12,448)               (9,499)             (21,809)
- -----------------------------------------------------------------------------------------------------------------
Total cash used in investing activities                    (12,448)               (9,499)             (21,809)
- -----------------------------------------------------------------------------------------------------------------
Cash flows from financing activities:
 Capital (repayments) contributions                              5               (83,871)             (26,882)
 Distribution of profits to owners                        (132,049)              (53,790)                -
 Repayment of long-term debt                               (19,244)              (34,096)             (44,887)
 Increase of long-term debt                                 -                     14,910               28,149
 Increase (decrease) in short-term
   borrowing                                                   183                (5,084)             (45,534)
- -----------------------------------------------------------------------------------------------------------------
Total cash used in financing activities                   (151,105)             (161,931)             (89,154)
- -----------------------------------------------------------------------------------------------------------------
Effects of exchange rate changes on cash                    28,925               (12,719)             (28,899)
- -----------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash
 equivalents                                               (10,230)               62,603              148,469
- -----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at beginning
 of year                                                   242,474               179,871               31,402
- -----------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year             $     232,244        $      242,474        $     179,871
=================================================================================================================
Supplemental disclosures of cash flow information:
 Interest paid during the year                       $       2,866        $        6,025        $      12,917
- -----------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture


Notes to combined financial statements for the three years ended March 31, 1995

1.    GENERAL

The McDermott-ETPM West, Inc. and Heerema Offshore Construction Group Inc. - McDermott International, Inc. Joint Venture is comprised of the Joint Ventures between J. Ray McDermott, S.A. ("JRM") and ETPM, S.A., respectively 49.9% and 50.1% owners and the Joint Venture between Heerema Offshore Construction Group Inc. ("HOCG") and McDermott International, Inc. ("MII"), 50% owner each.

The Joint Ventures provide general marine construction services to the petroleum industry. To this purpose the Joint Ventures charter one semi-submersible lay barge, one combination derrick-pipelaying barge and two semi-submersible derrick barges from JRM, two combination derrick-pipelaying barges from ETPM, S.A. and two semi-submersible derrick barges from HOCG. In addition, the Joint Ventures own a fleet of anchor handling tugs and cargo barges. JRM and ETPM S.A., also provide fabrication facilities located in Warri, Nigeria and Tchengue, Gabon, respectively.


2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

2.1   Basis of presentation

The combined financial statements are presented in U.S. Dollars in accordance with accounting principles generally accepted in the United States of America. These statements combine financial information of McDermott-ETPM West, Inc., a company incorporated in Panama, and its wholly owned subsidiaries and other entities of both JRM and ETPM, S.A. which perform contracts on behalf of McDermott-ETPM West, Inc. and of HOCG - MII Joint Venture. HOCG - MII Joint Venture combines HeereMac v.o.f., a Dutch partnership and its wholly owned subsidiaries and other entities of both HOCG and MII which perform contracts on behalf of HeereMac v.o.f., Panama Offshore Chartering Company Inc. and its wholly owned subsidiaries, all incorporated in Panama and Offshore Marine Chartering N.V., a company incorporated in the Netherlands Antilles.

Unless the context otherwise requires, hereinafter "Joint Ventures" will be used to mean the combined enterprises.

2.2   Foreign currency translation

Assets and liabilities are translated into U.S. Dollars at current exchange rates and income statement items are translated at average rate for the year. Adjustments resulting from the translation of foreign currency financial statements are recorded in a separate component of equity. Foreign currency transaction adjustments are recorded in income.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture

2.3   Contracts and revenue recognition

Revenues on long-term contracts are recognized on a percentage of completion method. Under this method, revenues and costs are recognized based on the percentage that costs to date bear to total estimated costs. Revenues that exceed amounts invoiced to customers under the terms of the contracts are included in Contracts in Progress. Billings that exceed revenues recognized under percentage of completion are included in Advance Billings on Contracts. Most long-term contracts have provisions for progress payments. Contract price and cost estimates are reviewed periodically as the work progresses and adjustments proportionate to the percentage of completion are reflected in income in the period when such estimates are revised. There are no unbilled revenues which will not be billed. Provisions are currently made for all known or anticipated losses. Claims for extra work of changes in scope of work are included in contract revenues when collection is probable.

2.4   Depreciation, Maintenance and Repair and Drydocking Expenses

Fixed assets are stated at cost and are depreciated on the straight-line method, using estimated useful lives of three to eight years. Maintenance, repairs and renewals which do not materially prolong the useful life of an asset are expensed as incurred except for drydocking and refurbishment costs for the marine fleet.

Drydocking costs are estimated and accrued over the period of time between drydockings and are charged to operations currently. Refurbishment costs for the main work barges are estimated and accrued during working periods and charged to operations currently.

2.5   Cash and cash equivalents

Cash equivalents are highly liquid investments, with maturities of three months or less when purchased. The carrying amounts reported in the balance sheet for cash and cash equivalents approximate their fair value.

2.6   Accounts Receivable

Accounts receivable are stated at net realizable value after deduction of a provision for uncollectability.

2.7   Derivative financial instruments and credit risk concentration

The Joint Ventures enter into forward exchange contracts with international financial institutions primarily relating to identifiable foreign currency exposures with respect to operations. These financial instruments are designed to minimize exposure and reduce risk from exchange rate fluctuations in the regular course of business. Gains and losses on forward exchange contracts which hedge exposure on firm foreign currency commitments are deferred and recognized as adjustments of the bases of those assets.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture


Gains and losses on forward exchange contracts which hedge foreign currency assets and liabilities are recognized in income as incurred. The Joint Ventures risk in the forward exchange transactions is the cost of replacing at current market rates, these contracts in the events of default by the financial institution. The Joint Ventures believe that risk of such losses is remote.

3.    INCOME TAXES

The Joint Ventures operate through various entities in various countries under different tax jurisdictions. Substantially all income taxes provided are based on the deemed profits of contracts performed in various taxing jurisdictions.

In the countries in which the Joint Ventures' operations are conducted through a registered partnership the respective partners are responsible for taxes based on their proportionate share of contract revenues and costs, therefore no taxes are reflected in these financial statements. Therefore there is no expected relationship between the provision for income taxes and income before provision for income taxes. Panama Offshore Chartering Company Inc. and its subsidiaries as well as McDermott- ETPM West, Inc. and its subsidiaries are not subject to income taxes in the three year period ended March 31, 1995.
Offshore Marine Chartering N.V. incurred no income tax in 1995.


4.    RELATED PARTY TRANSACTIONS

The Joint Ventures have material transactions with JRM, ETPM, S.A., MII and HOCG and their subsidiaries, occurring the normal course of operations. Under the various joint venture agreements, marine equipment and fabrication facilities are chartered into the Joint Ventures by the respective partners. The charter expenses for the years 1995, 1994 and 1993 were US$ 86 million, US$ 88 million and US$ 92 million, respectively. In addition, ETPM, S.A. provides general and administrative services to one of the Joint Ventures. In 1995, 1994 and 1993 the amount of these services were approximately US$ 29 million, US$ 36 million and US$ 44 million, respectively.


5.    LONG-TERM DEBT AND SHORT-TERM BORROWINGS

- -----------------------------------------------------------------------------------------------------------------
                                                                                    1995                 1994
- -----------------------------------------------------------------------------------------------------------------
                                                                             (In thousands of U.S. Dollars)
Third Party Loans                                                         $       35,552        $      49,940
Less: amounts due within one year                                                 (7,111)             (18,053)
- -----------------------------------------------------------------------------------------------------------------
Total long-term debt                                                      $       28,441        $      31,887
=================================================================================================================

These are roll over loans at prevailing market rates maturing 1999. The installments are US$ 7,111 in each of the following four years.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture


In 1994 an interest-swap agreement was entered into which effectively fixes the interest at 6.7% until maturity. The loans are secured by the right of first and second mortgages on the anchor handling tugs and most of the cargo barges.

Short-term borrowings are denominated in foreign currencies and carry interest at prevailing market rates. In general these short-term borrowings mature within a month.

6.    PENSION LIABILITY

One of the Joint Ventures' entities, HeereMac v.o.f., has pension plans covering the majority of its permanent staff. These plans are fully insured by a third party life insurance company in the Netherlands. Premiums charged by the insurance company and expensed by the Joint Ventures relate to a calendar year and are calculated by determining the actuarial present value of future benefits to be provided based upon current compensation levels. Further, at the time of granting compensation increases, the Joint Ventures accrue as pension provision the increase in its actuarial present value of future benefits. Such amounts will be funded through enhanced future premiums. The discount rate used to calculate the actuarial present value of future benefits was 6% in 1995, 5% in 1994 and 7% in 1993. Pension cost paid by the Joint Ventures amounted to US$ 2.1 million in 1995, US$ 1.8 million in 1994 and US$
1.6 million in 1993.


7.    CONTINGENCIES AND COMMITMENTS

The Joint Ventures have the usual liability of a contractor for completion of contracts and the warranty of its work. In relation to this liability, bank guarantees, performance bonds and standby letters of credit are issued in the normal line of business. Bank guarantees outstanding at year end amounted to US$ 115 million. Due to the short term nature of the guarantees, the fair value is considered to be nil. Management is not aware of any material exposure related thereto which has not been provided for in the accompanying statements. Certain marine equipment (primarily anchor handling tugs and cargo barges) have been pledged as collateral to secure certain long-term debt (See note 5).

The Joint Ventures are defendant in various legal proceedings. Management believes that the outcome of these proceedings will not have a material adverse effect on the combined financial position of the Joint Ventures.

                          McDermott - ETPM West, Inc.
                                      and
                   Heerema Offshore Construction Group Inc. -
                  McDermott International, Inc. Joint Venture

8.    FIXED ASSETS

- -----------------------------------------------------------------------------------------------------------------
                                                                                    1995                 1994
- -----------------------------------------------------------------------------------------------------------------
                                                                               (In thousands of U.S. Dollars)

At cost:

Machinery and equipment                                                   $      141,736        $     112,866
Cargo barges                                                                      30,856               30,856
Onshore office equipment                                                           6,106                5,723
- -----------------------------------------------------------------------------------------------------------------
                                                                                 178,698              149,445
Less accumulated depreciation                                                   (107,821)             (71,032)
- -----------------------------------------------------------------------------------------------------------------
Net fixed assets                                                          $       70,877        $      78,413
=================================================================================================================

9.    FINANCIAL INSTRUMENTS AND CREDIT RISK CONCENTRATION

The Joint Ventures' entities HeereMac v.o.f. and McDermott - ETPM West, Inc., had forward exchange contracts at the 1995 and 1994 year end to sell US$ 47.5 million and US$ 35 million, respectively, for Dutch Guilders, to purchase US$ 18 million and US$ 32 million respectively, in foreign currency (primarily Dutch Guilders) with French Francs and to sell US$ 23 million and US$ 106 million, respectively, in foreign currencies (primarily U.S. Dollars, British Pounds, and Dutch Guilders) for French Francs. The 1995 year end forward exchange contracts have varying maturities, all of which occur before the end of next fiscal year.

The fair values of forward exchange contracts are estimated by obtaining quotes from brokers. At year end, the net fair value of the contracts approximates the notional amounts.

Financial instruments which potentially subject the Joint Ventures to concentrations of credit risk are primarily cash and cash equivalents and accounts receivable. The Joint Ventures have not experienced any significant losses related to any of the short-term instruments it has used for excess cash balances, nor from receivables for individual customers or groups of customers.

The Joint Ventures' customers are primarily in the petroleum industry. This customer base is diversified between both public and private industry customers, in numerous countries. The management of the Joint Ventures believes this diversification minimizes any potential credit risk. Receivables are generally not collateralized.

10.   SUBSEQUENT EVENT

Subsequent to the year end, five launch barges and one derrick barge were contributed to the HOCG - MII Joint Venture. This Joint Venture also purchased one derrick barge from related parties for US$ 9 million.